Exhibit 99.1

SWIFT TRANSPORTATION CO., INC. REPORTS
FIRST QUARTER RESULTS

Phoenix, AZ — April 29, 2003 — Swift Transportation Co., Inc. (NASDAQ-NMS: SWFT) today reported its results for the three months ended March 31, 2003.

Revenues for the first quarter of 2003 increased 15.9% to $551.3 million, compared with $475.8 million for the corresponding quarter of 2002. The first quarter of 2003 includes $23.1 million of fuel surcharge revenue versus $2.7 million in 2002. Excluding this fuel surcharge revenue, the increase in revenues would have been 11.7%. Net earnings were $8.9 million or 10 cents per share, compared to $9.4 million or 11 cents per share for the first quarter of 2002. The first quarter of 2003 and 2002 results include the benefit of a $100,000 and $1.3 million, respectively, noncash pre-tax adjustment for the reduction in market value of interest rate derivative agreements of M.S. Carriers. Excluding the impact of the interest rate derivative agreements, net earnings increased to $8.8 million (10 cents per share) from $8.6 million (10 cents per share).

Jerry Moyes, Chairman and Chief Executive Officer, said, “We continue to make fundamental improvements in our business as reflected in the increase in the rate per all miles of more than 2 cents, driven by our deadhead percentage decrease of 118 basis points. In addition, our revenue per tractor per quarter increased by more than $2,400 in this quarter compared to last year. We previously disclosed the impact of a higher fuel cost per gallon would be significant in the current quarter. Our average cost per gallon of fuel was $0.45 higher in the first quarter of 2003 as compared to the first quarter of 2002 or $10.6 million, net of fuel surcharge revenue. Without the higher fuel prices, our operating ratio of 96.7% would have been 94.7% in the current quarter compared with 96.3% in the first quarter of 2002, further evidence of our continuing fundamental improvement.”

Management believes the presentation of earnings without the impact of the interest rate derivative agreements and the operating ratio adjusted for the higher fuel cost per gallon are useful in comparing the results from period to period due to the historical volatility of the interest rate derivative agreements and fuel prices.

Swift will hold a conference call to discuss these results at 4:30 PM Eastern time on Wednesday April 30, 2003. Individuals with questions may dial in at 888-789-0156. For others, the conference call will be broadcast live on the Internet at http://www.companyboardroom.com/ and may also be accessed through the Company’s web site, http://www.swifttrans.com/. Replays will be available on these websites for two weeks.

Swift is the holding company for Swift Transportation Co., Inc., a truckload carrier headquartered in Phoenix, Arizona. Swift’s trucking subsidiary operates the largest fleet of truckload carrier equipment in the United States with regional operations throughout the continental United States.

Condensed, consolidated statements of earnings for the three months ended March 31, 2003 and 2002 are as follows:

Swift Transportation Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,

	2003	2002

Operating revenue	$551,303	$475,780
Operating expenses:
Salaries, wages and employee benefits	204,395	180,905
Operating supplies and expenses	58,139	41,652
Fuel	84,710	54,316
Purchased transportation	91,254	83,738
Rental expense	20,665	22,194
Insurance and claims	22,490	19,380
Depreciation and amortization	34,354	36,717
Communication and utilities	6,940	7,171
Operating taxes and licenses	10,011	11,955

Total operating expenses	532,958	458,028

Operating income	18,345	17,752
Interest expense (net)	3,774	2,020
Other (income) expense	224	407

Earnings before income taxes	14,347	15,325
Income taxes	5,450	5,915

Net earnings	$8,897	$9,410

Diluted earnings per share	$.10	$.11

Shares used in per share calculations	84,747	87,968

Contact: Jerry Moyes, President, or Gary Enzor, CFO of
Swift Transportation Co., Inc.
(602) 269-9700

Swift Transportation Co., Inc. and Subsidiaries

Operating Statistics
(Excluding Fuel Surcharge)

	Three Months Ended
	March 31,

	2003	2002

Total Miles*	414,280	380,138
Loaded Miles*	357,226	323,311
Trucking Revenue*	$508,847	$458,151
Revenue per Tractor per day	$522	$483
Revenue per loaded mile	$1.4244	$1.4171
Average Linehaul Tractors	15,462	15,045
Deadhead Percentage	13.77%	14.95%
Period End Linehaul Tractor Count Company	12,806	12,282
Owner Operator	3,200	3,204

Total	16,006	15,486

*	In Thousands

Selected Balance Sheet Data
(in thousands)

	March 31,	December 31,
	2003	2002

Cash	$10,003	$7,930
Total Assets	$1,652,575	$1,654,482
Capital leases, debt and securitization	$399,840	$401,691
Total Liabilities	$893,224	$888,704
Equity	$759,351	$765,778

Selected Cash Flow Statement Data
(in thousands)

	Three Months ended
	March 31,

	2003	2002

Net cash provided by operating activities	$54,666	$35,634
Net cash provided (used in) investing activities	$(35,064)	$(52,106)
Net cash provided by (used in) financing activities	$(17,529)	$7,582
Purchase of treasury stock	$17,267	$0
Capital Expenditures (net of disposal proceeds)	$48,093	$43,609